FIRST TRUST NASDAQ(R) CLEAN EDGE(R) SMART GRID INFRASTRUCTURE INDEX FUND
                              SUBLICENSE AGREEMENT

THIS AGREEMENT, is made by and between First Trust Advisors L.P. ("Licensee"), whose principal offices are located at 120 E. Liberty Drive, Suite 400, Wheaton, Illinois 60187 (Licensee is a licensee of The NASDAQ OMX Group, Inc. (f/k/a The Nasdaq Stock Market, Inc.) ("NASDAQ OMX"), whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and Clean Edge, Inc. ("Clean Edge"), whose principal offices are located at 6 Hillwood Place, Oakland, CA 94610), and First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund, a series of the First Trust Exchange-Traded Fund II ("Sub-Licensee"), whose principal offices are located at 120 E. Liberty Drive, Suite 400 in Wheaton, Illinois 61087.

WHEREAS, NASDAQ OMX possesses certain rights to Nasdaq(R), OMX(R), NASDAQ OMX(R), and NASDAQ OMX(R) Clean Edge(R) Smart Grid Infrastructure IndexSM as trademarks and service marks (the "NASDAQ OMX Marks");

WHEREAS, Clean Edge possesses certain rights to the Clean Edge(R) name and registered trademark (the "Clean Edge Mark") (NASDAQ OMX Marks and the Clean Edge Mark are collectively referred to as "Marks");

WHEREAS, NASDAQ OMX and Clean Edge jointly own the NASDAQ OMX(R) Clean Edge(R) Smart Grid Infrastructure IndexSM (the "Smart Grid Infrastructure Index"); and jointly develop the eligibility and selection criteria and certain rules for the Smart Grid Infrastructure Index;

WHEREAS, Clean Edge determines the universe of eligible securities, from which the Smart Grid Infrastructure Index components shall be selected;

WHEREAS, NASDAQ OMX calculates, maintains, and disseminates the Smart Grid Infrastructure Index and such efforts involve the considerable expenditure of time, effort, judgment and money;

WHEREAS, Licensee desires to use and NASDAQ OMX and Clean Edge desire to license the right to use the Smart Grid Infrastructure Index as a benchmark, component of a pricing or settlement mechanism for the fund, financial instrument, derivative or other products noted in Attachment II to this Amendment No. 2 (the "Smart Grid Infrastructure Index Derivative Products") to be issued, listed and/or traded by Licensee or its authorized affiliates and use the Marks solely in materials relating or referring to the Smart Grid Infrastructure Index Derivative Products;

WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, redeem, purchase and/or renew ("Issue", "Issuing", or "Issuance") such Smart Grid Infrastructure Index Derivative Products, and each Smart Grid Infrastructure Index Derivative Product will be Issued as legally required under applicable law; and


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WHEREAS, the parties wish to amend the Agreement for purposes of extending the representations, warranties, rights, obligations, covenants, agreements and disclaimers of the parties thereunder to this Amendment No. 2, and to the Smart Grid Infrastructure Index, the NASDAQ OMX Marks, the Clean Edge Mark and the Smart Grid Infrastructure Index Derivative Products.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

Section 1. Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee, Nasdaq and Clean Edge relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq and/or Clean Edge may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) that Nasdaq and Clean Edge have against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq and Clean Edge. Sub-Licensee agrees it will not assert against Nasdaq and/or Clean Edge any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

Section 2. No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

Section 3. Term. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

Section 4. General Provisions. Sections from 22, through and including, Section 28 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. LICENSEE HAS NO AUTHORITY TO WAIVE, RENEGOTIATE, OR FORGIVE ANY PROVISION OF THE LICENSE AGREEMENT AS IT APPLIES TO SUB-LICENSEE.

Section 5. Reimbursement. Sublicensee agrees to reimburse Licensee for all License Fees paid by Licensee to Licensor under the License Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.

First Trust Advisors L.P.
("Licensee")


By:      /s/ James A. Bowen
         -------------------------------------
Name:    James A. Bowen, President

Date:    November 9, 2009


First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund ("Sub-Licensee")


By:      /s/ James A. Bowen
         -------------------------------------
Name:    James A. Bowen, President

Date:    November 9, 2009